Exhibit 10.45

Description of NetSpend Holdings, Inc. 2012 Non-affiliated Independent Director Compensation Program

Compensation of Directors

In 2012, members of our Board of Directors who are not our employees and are not affiliated with any Oak Investment Partners-affiliated entity (collectively, “Oak”) or any JLL Partners-affiliated entity (collectively, “JLL”) received an annual cash retainer of $61,800 and a restricted stock grant of 13,674 shares. Our lead director received a supplemental $15,450 retainer. Additionally, the chairman of the Audit Committee received an annual retainer of $15,450, the chairman of the Compensation Committee received an annual retainer of $10,300 and the chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $5,150. All cash retainers are paid quarterly on a pro-rata basis. Directors may elect to receive the value of any cash compensation payable in accordance with the foregoing policy in equity securities. Equity grants are generally made the first meeting of our Board of Directors and are made in the form of shares of restricted stock with a one-year vesting period. Our directors are also reimbursed for their out-of-pocket expenses related to their service on our Board of Directors.